January 26, 2017

PERSONAL AND CONFIDENTIAL

Jeff Devine Dear Jeff,
Fitbit, Inc. (the “Company”) is pleased to offer you the full-time position of EVP Operations reporting to CEO, James Park. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.
You will be paid an annual salary of three hundred eighty-five thousand dollars ($385,000). Your salary will be paid in accordance with the Company's normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis. In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.
In addition to your base salary, you will be eligible to receive an annual bonus of seventy- five percent (75%) of your base salary. Your actual bonus will be based on the achievement of the Company’s financial objectives and fulfillment of your individual performance goals that will be established and evaluated by your manager on an annual basis. The bonus, if earned, will be paid out during the first quarter of the following calendar year. You must be employed on the day that bonuses are paid in order to be eligible for a bonus. For your first calendar year of employment, your bonus will be pro-rated to your start date. Employees who commence work after September 30 are not eligible for a bonus for that calendar year.
Subject to the approval of the Company’s Board of Directors, you will be granted 125,000 restricted stock units (“RSUs”) under the Company’s 2015 Equity Incentive Plan (the “Plan”). Each RSU entitles you to receive one share of Fitbit, Inc. Class A Common Stock on the date of vesting and, unlike traditional stock options, you do not need to pay any exercise price for the shares of the Company’s stock subject to the RSUs. The RSU's will generally commence vesting on (i) the 15th day of the month of your date of hire, if you start on the 1st through the 15th day of the month, or (ii) the 15th day of the month after your date of hire, if you start after the 15th of the month. Your RSUs will vest over 3 years, with 1/3rd of the RSUs vesting on the one-year anniversary of the vesting commencement date, and 1/12th of the RSUs vesting quarterly thereafter over the next two years. Vesting will, of course, depend on your continued employment with the Company.

By signing this offer, you represent that your employment with the Company and the performance of your duties does not and will not breach any agreement entered into by you (i.e., you have not entered into any agreements with previous employers that conflict with your obligations to the Company). Please provide us with a copy of any such agreements. You will also be required to sign an Employee Invention

Assignment and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you.

Notwithstanding the foregoing, in the event there is a Change of Control (as defined in the Plan) and in connection with such Change of Control or within 12 months following the closing of the Change of Control (i) Optionee’s employment is terminated by the Company (or a successor) for a reason other than Cause (as defined in the Plan) or (ii) there is a Constructive Termination (as defined in Optionee’s Offer Letter) and Optionee resigns within six months following such Constructive Termination, then 50% of any then remaining unvested shares subject to the Option shall upon the date of such termination become immediately vested and exercisable.
Moreover, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.
We hope that this will be the beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You understand that your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company also has the right to change, or otherwise modify, in its sole discretion, the terms and conditions of your at-will employment, including your salary and benefits.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, including verification of criminal, education and/or employment background. Your offer of employment with Fitbit, therefore, is contingent upon a satisfactory clearance of such a background investigation and/or reference check, if any.
This letter, together with the Employee Invention Assignment, Confidentiality and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations, agreements, discussions, or offers between the parties, whether written or oral.

We are very excited about having you join the Company. If you agree to the offer terms above, please sign below. If you have any questions regarding this offer, please discuss with your recruiter or contact Human Resources, hr@fitbit.com. This offer shall remain open until February 6, 2017 after which, if not accepted, shall expire.

Sincerely,

James Park
Co-Founder & CEO Fitbit, Inc.

I have read and accept the terms and conditions of this offer.

Signed:		1/26/2017
	Jeff Devine	Date